EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION CFO DAVID LOEFFLER TO RETIRE IN 2006;
JUDY McREYNOLDS NAMED HIS SUCCESSOR
     (Fort Smith, Arkansas, July 28, 2005) — David E. Loeffler, current Senior Vice President, Chief Financial Officer and Treasurer of Arkansas Best Corporation (Nasdaq: ABFS) has announced his retirement effective January 31, 2006. Judy R. McReynolds, current Vice President, Controller will become Arkansas Best’s Senior Vice President, Chief Financial Officer and Treasurer on February 1, 2006.
     Mr. Loeffler joined Arkansas Best in December 1995 as Vice President, Treasurer and added the responsibilities of Chief Financial Officer in April 1997. Prior to joining Arkansas Best, Mr. Loeffler served as Chief Financial Officer of another publicly held less-than-truckload transportation company. Earlier in his career, Mr. Loeffler worked for a large public accounting firm.
     “Over the last ten years, Dave Loeffler has done an outstanding job leading the financial areas of our company,” said Robert A. Young III, Arkansas Best Chairman and Chief Executive Officer. “Dave’s integrity coupled with his desire for perfection in everything he does has made him a great leader for our company, a significant contributor to our success and an individual whose influence on Arkansas Best will continue for many years to come,” said Mr. Young. “As Dave steps down early next year due to health reasons, he will be leaving our company in one of the strongest financial positions in the trucking industry. We thank him for his service to Arkansas Best and we wish him well in his retirement.”
     Judy R. McReynolds has served as Arkansas Best’s Vice President, Controller since January 2000. Ms. McReynolds joined Arkansas Best in 1997 after several years in public accounting and two years at another publicly held transportation company. Ms. McReynolds holds a Bachelor’s degree in Accounting from the University of Oklahoma.
     “I am pleased to have Judy McReynolds lead Arkansas Best’s financial team into the future,” said Mr. Young. “Since joining our company, Judy has demonstrated a high level of financial knowledge and expertise. In addition, her personal character will be important in helping maintain our corporate culture.”

     “As Arkansas Best’s controller, Judy McReynolds has been directly involved in the execution of every aspect of our company’s financial strategy,” said David Loeffler. “In each instance, Judy has demonstrated superior financial instincts and an exceptional knowledge of our business. I feel very confident that she will do a great job as my successor.”
     Arkansas Best Corporation, headquartered in Fort Smith, AR, is a transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation. For more information, please visit www.arkbest.com.
Contact:	Robert A. Young III, Chairman and CEO — Arkansas Best Corporation Telephone: (479) 785-6141

Mr. David Humphrey, Director of Investor Relations — Arkansas Best Corporation Telephone: (479) 785-6200
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